Exhibit 99.6

Whitney Information Network, Inc. Subsidiary, EduTrades, Inc., to Conduct Initial Public Offering

CAPE CORAL, Fla.—(BUSINESS WIRE)—Sept. 15, 2005—Whitney Information Network, Inc. (OTCBB:RUSS) announced today that one of its wholly owned subsidiaries, EduTrades, Inc. (“EduTrades”), has entered into a non-binding letter of intent with an NASD licensed broker-dealer to conduct an initial public offering for EduTrades. Under the terms of the letter of intent, EduTrades will offer approximately 33% of its common stock to the public for approximately $20 million. The remaining approximately 67% of EduTrades will be retained by Whitney Information Network, Inc. EduTrades provides course training programs covering stock market investing and trading.

Whitney Information Network, Inc. will continue to focus on real estate training programs.

This notice does not constitute an offer to sell the securities mentioned. The offering will be made only by a prospectus filed with the Securities and Exchange Commission and only in such states in which the offering may be legally conducted.

CONTACT:	Whitney Information Network, Inc., Cape Coral
Ron Simon or Nick Maturo, 239-542-0643

SOURCE:	Whitney Information Network, Inc.